HEALTH INSURANCE INNOVATIONS, INC.

15438 North Florida Avenue, Suite 201

Tampa, Florida 33613

June 14, 2017

Mr. Gavin Southwell

c/o Health Insurance Innovations, Inc.

15438 North Florida Avenue, Suite 201

Tampa, Florida 33613

Re:	Amendment to Amended and Restated Employment Agreement

Dear Gavin:

You are currently a party to an Amended and Restated Employment Agreement, dated as of November 15, 2016 (the “Employment Agreement”), with Health Insurance Innovations, Inc. (the “Company”). The purpose of this letter agreement is to set forth certain mutually agreed-upon amendments to your Employment Agreement. For purposes of this letter agreement, capitalized terms appearing but not defined in this letter agreement shall have the meanings set forth in the Employment Agreement.

You and the Company have agreed that, effective as of the date set forth above, your Employment Agreement will be amended as follows:

1.	Section 3(a) of the Employment Agreement will be amended by deleting said section in its entirety and replacing it with the following:

(a) The Company agrees to pay to Executive a salary (“Salary”) as compensation for the services to be performed by Executive in his capacity as Chief Executive Officer and President at the rate of $650,000 per year, pro-rated for any period less than twelve (12) months. Executive’s Salary will paid in accordance with the Company’s customary payroll procedures and be subject to applicable taxes and withholdings. During the Term, the Company shall have the right to (at its discretion) increase, but not decrease, Executive’s Salary, except the Company may decrease Executive’s Salary in connection with a base salary decrease that is generally applicable to all members of the Company’s senior management. Executive’s salary as in effect from time to time shall constitute his “Salary” for purposes of this Agreement.

2.	Section 3(g) of the Employment Agreement will be amended by deleting said section in its entirety and replacing it with the following:

(g) Executive shall be eligible to participate in any equity incentive plan, restricted share plan, share award plan, stock appreciation rights plan, stock option plan or similar plan adopted by the Company on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Board in its sole discretion. Executive shall be eligible for an annual bonus and long term incentive awards as determined at the sole discretion of the Board. Executive’s target bonus under the Company’s management bonus plan will be equal to 100% of Executive’s Salary then in effect.

3.	You hereby agree that, as a result of certain Restricted Share grants made to you on or about the date of this letter agreement, the provisions of Section 3(e) of the Employment Agreement shall not apply, and you will not be eligible for the grants described therein, prior to November 15, 2019.

4.	Except as specifically set forth in this letter agreement, the Employment Agreement shall remain in full force and effect in accordance with the terms thereof.

By signing this letter agreement below, you confirm your agreement to the foregoing.

Sincerely,

HEALTH INSURANCE INNOVATIONS, INC.

/S/ Michael D. Hershberger
Name:	Michael D. Hershberger
Its:	Chief Financial Officer

Acknowledged and Agreed as of June 14, 2017.

By:	/S/ Gavin Southwell
Gavin Southwell, individually